Exhibit 99.1

AITX's RAD Accelerates Healthcare Momentum with Client Deepening Use Across Entire Solution Platform

Ongoing Expansion with Top U.S. Healthcare Provider Demonstrates RAD's Growing Role in Modernizing Hospital and Campus Security

Detroit, Michigan, April 17, 2025 -- Robotic Assistance Devices, Inc. (RAD-I), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), today announced that it has received another expansion order from a leading healthcare provider ranked among the top 25 in the United States. This latest order, consisting of three RIO™ 360 solar-powered mobile security towers, follows a series of deployments that began in April of 2024, which was expanded in July of 2024, then again in December of 2024. The client is now on track to surpass 55 RIO units ordered before the close of calendar year 2025.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist's depiction of a RIO 360 positioned outside of a large medical center.

Beyond RIO deployments, the client is actively engaged in discussions with RAD regarding additional solutions across its enterprise. These include the potential implementation of standalone ROSA™ units, the integration of SARA™, RAD's AI-powered command and control platform, and early-stage planning for ROAMEO™ Gen 4, RAD's mobile robotic security solution. This growing collaboration illustrates the client's deepening interest in leveraging RAD's full portfolio to strengthen security, improve operational efficiency, and reduce reliance on traditional guarding services.

One of the most promising applications currently underway is the client's use of RAD's ROSA units to monitor and manage activity in its walk-in lobbies. These lobbies, which serve as the public-facing entry points to hundreds of facilities across the country, are frequently impacted by incidents of vagrancy, loitering, and occasional vandalism. By deploying ROSA in these areas, the client is creating a consistent, always-present layer of security that can engage, deter, and notify in real time, without requiring costly on-site personnel.

This approach not only addresses a persistent security challenge but also represents a highly scalable model that could be replicated across the client's full footprint. Beyond the interior lobby use, ROSA is also being evaluated for select outdoor areas where a full RIO deployment may not be warranted. These exterior placements would allow the client to extend proactive coverage to parking areas, side entrances, and delivery zones, continuing to replace or reduce reliance on traditional guarding methods with RAD's AI-driven technology.

This new order reflects the healthcare provider's continued trust in RAD's ability to deliver effective, autonomous security solutions that meet the demands of high-traffic, complex environments. With each additional deployment, the client reinforces its commitment to adopting advanced technologies that improve facility security while reducing the strain on traditional guarding resources. RAD anticipates further orders from this client as additional locations evaluate and implement the RIO family of security solutions.

"This order highlights the rapid shift we're seeing across the healthcare industry," said Troy McCanna, RAD's Chief Security Officer. "Clients are no longer experimenting with AI-driven security, they're embracing it as a core part of their operations. It's exciting to see RAD becoming an integral piece of how major healthcare organizations approach safety and responsiveness."

In parallel with the expanding RIO deployments, the client continues to evaluate RAD’s SARA™ platform for broader implementation across its network. The multiple award-winning SARA, part of the Company’s AI-powered software suite, serves as the intelligent layer connecting RAD devices, enabling autonomous responses and streamlined incident management. As testing progresses, RAD expects SARA to play an increasing role in helping this client reduce dependency on human guarding while elevating situational awareness and response times.

Sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA's AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD-I's software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD-I has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/